Services and License Agreement
Amended and Restated as of December 2009

Agreement made as of the 1 st day of January 2010 (“Effective Date”), by CareAdvantage, Inc. (“CareAdvantage”), a Delaware corporation with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830, and Blue Cross and Blue Shield of Vermont (“BCBSVT”), with its principal place of business at 445 Industrial Lane, Montpelier, Vermont 05602.

Whereas, CareAdvantage and BCBSVT are parties to (i) the Third Amended and Restated Service Agreement dated as of April 1, 2001, which agreement has been further amended from time-to-time (with such further amendments, the “Third Amended and Restated Agreement”), and (ii) the Services and License Agreement dated as of September 1, 2004, which agreement has been amended from time-to-time (with such further amendments, the “Service and License Agreement”);

Whereas, commencing on January 1, 2010 (“Commencement Date”), BCBSVT desires to assume directly the performance of certain functions that previously had been performed by CareAdvantage pursuant to the Third Amended and Restated Agreement and to employ directly certain CareAdvantage staff that previously had been performing such functions;

Whereas, the parties desire to amend as of the Commencement Date the Third Amended and Restated Agreement to reflect CareAdvantage’s reduced responsibilities as a result of BCBSVT’s assumption of the direct performance of certain functions that previously had been performed by CareAdvantage, and to explicitly provide for CareAdvantage’s performance of certain of responsibilities;

Whereas, the parties desire to amend as of the Commencement Date the Service and License Agreement to provide for RPNavigator updates six times per year, rather than four times per year;

Whereas, the parties desire to adjust their indemnification obligations as of the Commencement Date regarding with respect to CareAdvantage staff recruited by BCBSVT and certain CareAdvantage staff performing services on behalf of BCBSVT;

Whereas, the parties desire to provide for the payment prior to the Commencement Date of certain compensation to CareAdvantage with respect to BCBSVT’s recruitment of CareAdvantage’s staff;

Whereas, the parties desire to amend as of the Commencement Date the Third Amended and Restated Agreement and the Services and License Agreement to conform to certain informal agreements between the parties that have not been memorialized including but not limited to billing and payment practices;

Whereas, the parties desire to restate, as further amended, the Third Amended and Restated Agreement and the Services and License Agreement into this Services and License Agreement Amended and Restated as of December 2009 (the “Agreement”).

Now, Therefore, in consideration of the premises the parties agree as follows:

1.           RPNavigator Services and License

1.1          RPNavigator Definitions. As used in this Agreement, the terms below are defined as follows:

1.1.1            “BCBSVT Data” means data provided to CareAdvantage by BCBSVT pursuant to thisAgreement.

1.1.2            “Covered Population” means the members eligible to participate in BCBSVT’s HMO,POS, PPO and ASO product lines.  For the avoidance of doubt, Covered Population includes members of The Vermont Health Plan LCC (“TVHP”), a wholly-owned subsidiary of BCBSVT.

1.1.3            “Information” means all information made available through the Portal, including BCBSVT Data that is categorized, aggregated, displayed, arrayed, or otherwise made available through the Portal.

1.1.4            “PMPM” means Per Member Per Month.

1.1.5            “Portal” means CareAdvantage’s RPNavigator Secure Information Portal.

1.2          RPNavigator Services. During the term of this Agreement, CareAdvantage shall perform the services regarding RPNavigator (“RPNavigator Services”) described in Attachment 1.2.

1.3          Grant of License. Subject to the terms and conditions of this Agreement, during the term of this Agreement CareAdvantage grants BCBSVT the non-exclusive right to access and use the Portal. CareAdvantage will provide BCBSVT with accounts accessible solely by password for * (*) concurrent users. BCBSVT may purchase licenses for additional concurrent users for an additional annual fee of $* per additional concurrent user.

1.4          Portal Access. BCBSVT shall be responsible for obtaining the requisite common carrier communication lines and Internet connections to access the Portal.

1.5          Security. CareAdvantage requires and enforces 128-bit encryption for web access to the Portal. CareAdvantage will limit access to the BCBSVT Data maintained at the Portal to those persons authorized by BCBSVT and provided a password by BCBSVT. BCBSVT shall be responsible for the confidentiality of passwords assigned to it and shall be solely responsible for any authorized or unauthorized access to BCBSVT Data using such passwords. In addition, BCBSVT shall be responsible for the configuration and maintenance of the web browser software.

1.6          Ownership. The Portal contains materials (including but not limited to programs, methods, design and screen formats) proprietary to CareAdvantage and/or to third parties (“Third Party Suppliers”) and licensed to CareAdvantage (collectively, “CareAdvantage Materials”). CareAdvantage and Third Party Suppliers retain title and ownership to the CareAdvantage Materials; provided, however, that in no event shall CareAdvantage Materials be deemed to include BCBSVT Data, which shall remain the sole property of BCBSVT.

1.7          Proprietary Rights; Corporate Names. BCBSVT understands and agrees that CareAdvantage and its Third Party Suppliers have proprietary rights in certain trademarks, service marks, trade names, corporate names and in the format of the reports used for displaying and arraying the BCBSVT Data (the “Intellectual Property”). BCBSVT agrees not to use the Intellectual Property in any way that would infringe the rights of CareAdvantage and its Third Party Suppliers. BCBSVT agrees not to alter, remove, or obscure any copyright notices or other proprietary notices on and in any part of the Portal and to include on and in any copies of reports printed from the Portal the following: “All copyrights in and to CRGs are owned by 3M. All rights reserved. All copyrights in and to the algorithms other than CRGs presented in this report, are owned by CareAdvantage, Inc. All rights reserved.”

1.8          Authorized Use of Portal and Information. BCBSVT is authorized to use the Portal and Information solely in accordance with this Agreement. BCBSVT is authorized to view the BCBSVT Data in any of the reports available at the Portal, to print any such report, and to use any such report solely for its own purposes in providing and administering health insurance and benefits (including but not limited to making copies of such reports and providing copies of such reports to its customers). Any other use of the Portal or Information by BCBSVT is prohibited and except as authorized herein, BCBSVT shall not transmit, divulge, or publish any part of the contents or substance of the Portal or in any way provide the Information, or any part thereof, to any other person; provided, however, that the foregoing shall not in any way limit BCBSVT’s use of the BCBSVT Data.

Portions of this page have been omitted pursuant to Confidential Treatment Request and filed separately with the Commission.

1.9          Warranties.

1.9.1          Ownership. CareAdvantage warrants that it is the owner of the Portal and that it has the full power, authority and right to license such Portal in the manner set forth in this Agreement. In the event any third party claims that the Portal infringes on any patent, copyright, trademark or trade secret, CareAdvantage will, at its option, defend BCBSVT against such claim, obtain the right to use such patent, copyright, trademark or trade secret, or refund any monies paid under this Agreement by BCBSVT for the period at issue on account of the license to use the Portal and the RPNavigator Services.

1.9.2          No Other Warranties. CareAdvantage shall furnish to BCBSVT access to and use of the Portal as promptly and accurately as is reasonably practicable. WITH RESPECT TO THE INFORMATION AND THE PORTAL, EXCEPT AS PROVIDED IN SECTION 1.9.1, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. No oral or written information or advice given by CareAdvantage, its agents, employees, affiliates, directors, or officers, shall create a warranty or in any way increase the scope of this warranty.

1.10          Limitation of Liability. The liability of any or all of CareAdvantage, its Third Party Suppliers and their respective affiliates, agents or licensors and any other person claiming through, on behalf of, or as harmed by BCBSVT, is limited to a refund of any monies paid under this Agreement by BCBSVT for the period at issue on account of the license to use the Portal and the RPNavigator Services. Neither CareAdvantage nor its Third Party Suppliers and their respective affiliates, agents or licensors shall be liable to BCBSVT or to any other person for indirect, punitive, special, consequential or incidental damages (including, but not limited to, loss of profits or anticipated profits, loss by reason of shutdown in operation or increased expenses of operation, or other indirect loss or damage) of any nature arising from any cause whatsoever, even if CareAdvantage, its Third Party Suppliers, or their respective affiliates, agents or licensors have been advised of the possibility of such damages.

2.           RPathFinders

2.1.          License. Subject to the terms and conditions of this Agreement, during the term of this Agreement CareAdvantage grants BCBSVT the non-exclusive right to use RPathFinders, only at BCBSVT’s offices in the State of Vermont, and only in connection with its business of providing health care and managed care coverage.

2.2          Ownership. All rights to and in the RPathFinders, including, but not limited to, copyrights and trade secret rights, belong to CareAdvantage, who holds title to each copy of RPathFinders. BCBSVT shall not transfer or distribute RPathFinders to others, and the license granted hereunder shall automatically terminate in the event of such a transfer or distribution. BCBSVT shall not copy or modify RPathFinders, except that BCBSVT may copy RPathFinders for authorized use and for archival purposes so long as all copyright and other notices are reproduced and included on such copies.

2.3          Term of License. Upon termination of this Agreement for any reason, BCBSVT shall return all copies of RPathFinders to CareAdvantage. In addition, CareAdvantage may terminate the license granted pursuant to Section 2.1 of this Agreement (without terminating the Agreement) in the event BCBSVT breaches any of the terms and conditions contained in Section 2, upon which termination BCBSVT shall return all copies of RPathFinders to CareAdvantage. All provisions of Section 2 relating to disclaimers of warranties, limitation of liability, remedies, or damages, and CareAdvantage's proprietary rights shall survive termination of the license and/or Agreement.

2.4          Warranties.

2.4.1          Ownership. CareAdvantage warrants that it is the owner of RPathFinders and that it has the full power, authority and right to license RPathFinders in the manner set forth in this Agreement. In the event any third-party claims that the Portal infringes on any patent, copyright, trademark or trade secret, CareAdvantage will, at its option, defend BCBSVT against such claim, obtain the right to use such patent, copyright, trademark or trade secret, or refund any monies paid under this Agreement by BCBSVT for the period at issue on account of  the license to use RPathFinders.

2.4.2          No Other Warranties. EXCEPT AS PROVIDED IN SECTION 2.4.1, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. No oral or written information or advice given by CareAdvantage, its agents, employees, affiliates, directors, or officers, shall create a warranty or in any way increase the scope of this warranty.

2.5          Limitation of Liability. The liability of any or all of CareAdvantage and its affiliates, agents or licensors and any other person claiming through, on behalf of, or as harmed by BCBSVT, is limited to a refund of any monies paid under this Agreement by BCBSVT for the period at issue on account of the license to use RPathFinders. Neither CareAdvantage nor its affiliates, agents or licensors shall be liable to BCBSVT or to any other person for indirect, punitive, special, consequential or incidental damages (including, but not limited to, loss of profits or anticipated profits, loss by reason of shutdown in operation or increased expenses of operation, or other indirect loss or damage) of any nature arising from any cause whatsoever, even if CareAdvantage, its affiliates, agents or licensors have been advised of the possibility of such damages.

2.6          Sublicenses, etc. Void. Any attempt by BCBSVT to sublicense, assign or transfer any of the rights, duties or obligations with respect to RPathFinders is void.

3.           Services.
3.1          Care Management Support Services. During the term of this Agreement, CareAdvantage shall perform the care management support services (“Care Management Support Services”) described in Attachment 3.1.

3.2          Additional Services. At BCBSVT’s request, CareAdvantage shall perform such additional services as the parties may agree.

4.           Compensation

4.1          RPNavigator Services and License. BCBSVT shall pay CareAdvantage as compensation for RPNavigator Services and the license to use the Portal $* PMPM for each member in the Covered Population. CareAdvantage shall invoice BCBSVT for such compensation as of the first day of each month during the term of this Agreement, and BCBSVT shall remit the amount owing to CareAdvantage pursuant to this Section 4.1 no later than the last day of each such month. Payments made pursuant to the foregoing sentence shall be reconciled to the eligibility data for the Covered Population BCBSVT makes available to CareAdvantage each recurring update, and CareAdvantage shall pay any reconciling adjustment to BCBSVT within thirty (30) days of its making a determination that such adjustment is owing, and BCBSVT shall pay any reconciling adjustment to CareAdvantage within thirty (30) days of CareAdvantage’s notifying it in writing that such adjustment is owing.

4.2          RPathFinders. BCBSVT shall pay CareAdvantage the annual sum of $* for the license to use RPathFinders. Compensation payable pursuant to this Section 4.2 shall be paid in twelve (12) equal monthly installments of $*. CareAdvantage shall invoice BCBSVT for each installment as of the first day of each  month during the term of this Agreement, and BCBSVT shall remit the amount owing to CareAdvantage pursuant to this Section 4.2 no later than the last day of each such month.

Portions of this page have been omitted pursuant to Confidential Treatment Request and filed separately with the Commission.

4.3          Care Management Support Services. BCBSVT shall pay CareAdvantage the annual sum of $* for the Care management Support Services. Compensation payable pursuant to this Section 4.3 shall be paid in twelve (12) equal monthly installments of $*. CareAdvantage shall invoice BCBSVT for each installment as of the first day of each month during the term of this Agreement, and BCBSVT shall remit the amount owing to CareAdvantage pursuant to this Section 4.1 no later than the last day of each such month.

4.4          Recruitment Fees. BCBSVT shall pay CareAdvantage a recruiting fee of $* with respect to its recruitment of Linda Leu and $* with respect to its recruitment of Stephen Perkins, M.D.; provided that said recruitment fee payment with respect to Dr. Perkins shall only be payable if BCBSVT actually hires Dr. Perkins prior to December 31, 2010.  The recruitment fee for Ms. Leu is due and payable by December 31, 2009.  The recruitment fee for Dr. Perkins will be due and payable within 30 days after his date of hire by BCBSVT (if he is, in fact, hired).  This Section shall supersede Section 7.4 below with respect to Ms. Leu and Dr. Perkins.

4.5          Additional Services. BCBSVT shall pay CareAdvantage compensation for Additional Services in accordance with Attachment 4.5, or on such other terms as the parties may agree.

4.6          Expenses. BCBSVT shall reimburse CareAdvantage for CareAdvantage’s reasonable out-of pocket expenses incurred in providing services under this Agreement, including expenses for travel, lodging and meals. BCBSVT shall pay CareAdvantage within thirty (30) days of its receipt of CareAdvantage’s invoice for such expenses.

4.7          Adjustments.

4.7.1.          On Account of Changes in Covered Population. CareAdvantage’s compensation under Section 4.1 has been determined by assuming that BCBSVT will provide a Covered Population of at least *. If the Covered Population increases beyond * members or decreases below * members, then at a party’s request the parties agree to renegotiate in good faith the rate of the PMPM fees.

4.7.2          Annual Adjustment. Commencing January 1, 2011, and for each year thereafter that this Agreement remains in effect the fees set forth in Section 4.1, 4.2, 4.3 and Attachment 4.5 shall increase by such amount as the parties may agree.

5.           Term and Termination

5.1          Term. The term of this Agreement shall terminate on December 31, 2010, and shall renew automatically for successive one (1) year terms, unless either party provides the other with written notice of nonrenewal not less than ninety (90) days prior to the end of the scheduled term.

5.2          Termination. In the event that either party materially defaults in the performance of any of its duties or obligations under this Agreement and does not substantially cure such default or defaults within 30 days after being given written notice specifying the default or defaults, then the non-defaulting party may terminate this Agreement immediately by giving notice to that effect to the defaulting party.

6.           Indemnification; Defense of Litigation

6.1          Indemnification.

6.1.1          Generally. Each party hereto (as such, an "Indemnifying Party") agrees to indemnify, defend and hold harmless (collectively, "Indemnify") the other party and such other party's officers, directors, employees or agents (collectively, "Indemnified Parties") from and against any and all claims, suits, costs and expenses, including without limitation, costs of investigation and defense, incurred by such Indemnified Parties as a result of any willful misconduct or any negligent act or omission by the Indemnifying Party in connection with this Agreement. This provision is not intended to obligate CareAdvantage to Indemnify BCBSVT for claims under the terms of BCBSVT’s health insurance policies or HMO agreements which BCBSVT would have been obligated to pay regardless of the misconduct or act or omission of CareAdvantage.

Portions of this page have been omitted pursuant to Confidential Treatment Request and filed separately with the Commission.

6.1.2          Indemnification re Certain Activities. Notwithstanding any provision to the contrary in Section 6.1.1, BCBSVT agrees to Indemnify CareAdvantage and CareAdvantage’s officers, directors, employees, ex-employees or agents (collectively, "CAI Indemnified Parties") from and against any and all claims, suits, costs and expenses, including without limitation, costs of investigation and defense, incurred by such CAI Indemnified Parties as a result of (a) any act or omission (i) by Stephen Perkins, M.D., that occurred in connection with CareAdvantage’s services for BCBSVT at any time, or (ii) by Linda Leu that occurred in connection with CareAdvantage's services for BCBSVT prior to the Effective Date of this Agreement, (b) any act or omission by Richard Bernstein, M.D, that occurred in connection with CareAdvantage’s services for BCBSVT prior to the Effective Date of this Agreement, and (c) any act or omission by *, M.D., or any substitute physician in the event *, M.D., is not available, that occurred in connection with CareAdvantage’s services for BCBSVT at any time.

6.2          Defense of Litigation. Except as provided in Sections 1.9.1, 2.4.1 and 6.1, each party shall be responsible at its own expense for defending itself in any litigation brought against it, whether or not the other  party is also a defendant, arising out of any aspect of activities undertaken in connection with this Agreement. Each party agrees to provide the other party information in its possession which is necessary to the other party's defense in such litigation.

6.3          Survival. The provisions of Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.          Additional Requirements.

7.1          Independent Contractors. The relationship of the parties under this Agreement shall be that of independent contractors. Neither shall have any claim under this Agreement or otherwise against the other party as a joint venturer or partner.

7.2          Proprietary Rights. Except as provided by Sections 1.7 and 2.2, neither party shall use the name, logos, trademarks, or servicemarks of the other without the other's prior written consent; provided, however, that CareAdvantage may include BCBSVT in any its list of its clients.

7.3          Confidentiality

7.3.1          Generally. Each party hereto hereby agrees that, during the term of this Agreement and after its termination, it shall (a) not, directly or indirectly, use (other than for the purposes contemplated hereby during the term), (b) keep secret and retain in strictest confidence, and (c) not disclose to any third party,  Confidential Information as defined herein. Notwithstanding the foregoing, a party may disclose Confidential  Information: (i) when compelled to do so by applicable law, and (ii) to those of such party's officers, directors, partners, employees and agents who have a "need to know."

7.3.2          Definition and Obligation. "Confidential Information" shall mean (a) RPathFinders, and any forms, policies, procedures, manuals and materials of any kind created, owned or provided by a party in connection with, or with respect to, the licenses or services, (b) any information or data relating to the licenses or services or this Agreement that is made available by a party to the other party and (i) is marked confidential, or at the time of its being made available, is otherwise indicated to be confidential, or (ii) within thirty (30) days after such information or data is first made available, is indicated in writing to be confidential, (c) any derivative works based on the materials, information or data described in subclauses (a) and (b) above, and (d) with respect to the confidentiality obligations hereunder of CareAdvantage only, (i) patient information, and (ii) any and all information or data (whether patient specific, account specific, aggregates thereof or otherwise) relating to the cost or utilization of health care services provided to, or received by an individual covered by any BCBSVT or TVHP health care benefit plan; provided, however, Confidential Information shall not mean information or data that (A) was previously known to the receiving party at the time of disclosure, (B) is publicly known through no act or omission by the receiving party, or (C) is disclosed to the receiving party by a third party having the legal right to make such disclosure.

Portions of this page have been omitted pursuant to Confidential Treatment Request and filed separately with the Commission.

7.4          Non-solicitation. During the term of this Agreement and for an additional period of two (2) years after its termination, each party agrees not to solicit, directly or indirectly, for employment or other relationship any employee or agent of the other party or its affiliates who performed services under this Agreement or became known to the other party through the relationship of the parties without the prior written consent of the other party. The parties acknowledge that damages for breach of this agreement under this Section 7.4 would be difficult to ascertain. Accordingly the parties agree that for any breach of this Section 7.4, the breaching party shall pay the other party liquidated damages in accordance with this Section. In the event that BCBSVT hires an employee or agent of CareAdvantage in violation of this Section 7.4, it shall pay CareAdvantage (a) $300,000 in the case of a physician, (b) $200,000 in the case of a nurse or other licensed professional, or (c) $100,000 in the case of an employee or agent not covered by clauses (a) or (b) of this sentence; in the event that CareAdvantage hires an employee or agent of BCBSVT in violation of this Section 7.4, it shall pay BCBSVT an amount equal to the then current salary of the solicited employee plus twenty (20) percent, or in the case of an agent of BCBSVT, an amount equal to the outstanding contract value to be performed by such agent plus twenty (20) percent. In all cases the breaching party shall reimburse the other party its reasonable attorneys’ fees incurred in enforcing this Section 7.4.

7.5          No Guarantee of Medical Results. Neither the execution of this Agreement nor the performance of any of its obligations constitutes an undertaking by CareAdvantage to guarantee the results of health care provider services or that such services will be rendered in accordance with generally accepted medical standards or procedures. The parties agree that CareAdvantage is not and shall not be deemed a health care provider as a result of the services provided pursuant to this Agreement, and that all decisions concerning the rendering of health care services are determined by the patient's physician, hospital or other health care provider and the patient.

7.6          Business Associate Agreement. The parties acknowledge that they have agreed on the terms of a Business Associate Agreement intended to take effect on the Effective Date and the parties agree to execute and deliver said Business Associate Agreement promptly upon executing and delivering this Agreement,

8.          Miscellaneous

8.1          Compliance with Laws. Each party shall, throughout the term of this Agreement, use its best efforts to be in continuous compliance with all applicable laws.

8.2          Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt, and shall be addressed as follows:

If to BCBSVT:                    Blue Cross and Blue Shield of Vermont
445 Industrial Lane
Montpelier, Vermont 05602
Attention:             Don C. George
President & Chief Executive Officer

If to CareAdvantage:         CareAdvantage, Inc.
Metropolitan Corporate Center
485-C Route One South
Iselin, New Jersey 08830
Attention:             Dennis Mouras,
President & Chief Executive Officer

or to such other address as any party hereto shall have designated to the other party in accordance with the provisions of this Agreement.

8.3          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws.

8.4          Entire Agreement. Except as provided herein, this Agreement and its attachments constitutes the entire agreement between the parties with respect to the subject matter hereof and except for rights and obligations that have accrued as of the Commencement Date, this Agreement supersedes the Third Amended and Restated Agreement and the Service and License Agreement; provided, however, that this Section 8.4 and Section 4.4 shall be effective upon the Effective Date. This Agreement may not be released, discharged, or modified except by an instrument in writing signed by a duly authorized representative of each of the parties.

8.5          Binding Agreement; Assignability.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and subcontractors. No party hereto shall sell, assign, transfer, convey, subcontract or otherwise dispose of its rights or obligations under, title to, or interest in, this Agreement, in whole or in part, to a third party other than a wholly-owned subsidiary without the prior written consent of the other party, which consent shall not be unreasonably withheld.

8.6          Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

8.7          Disputes. In the event of any dispute between the parties hereto arising out of or concerning this Agreement, the parties agree to use their reasonable best efforts to resolve any such dispute amicably, in good faith, and expeditiously prior to resorting to litigation.

8.8          Injunctive Relief.   The parties acknowledge that in the event of the breach of certain provisions of this Agreement, including Sections 1.6, 1.7, 2.2 and 7.3, they may not have an adequate remedy at law and will suffer irreparable damage and injury. Therefore, in addition to any other remedy available, each party agrees that if it violates any of such provisions, the non-breaching party shall be entitled to injunctive relief, without bond, from a court of competent jurisdiction.

8.9          Waiver.   No waiver by any party of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision of this Agreement.

8.10          Impossibility of Performance.  No party shall be deemed to be in violation of this Agreement if prevented from performing any obligation hereunder due to matters that are beyond its control, including without limitation acts of war or terrorism, strikes, riots, floods, storms, earthquakes, other elements or acts of God or the public enemy, utility or communication failures or delays, labor disputes, strikes, or shortages, equipment failures, or software malfunctions.

8.11          Parties in Interest.  This Agreement is made for the exclusive benefit of the parties hereto, their successors and permitted assigns, and no person or entity other than CareAdvantage, BCBSVT, their successors or permitted assigns shall acquire or have any rights under or by virtue of this Agreement; except that the parties acknowledge that members of TVHP are included within the Covered Population and BCBSVT has the right to use the licenses and services hereunder for the benefit of TVHP and its members.

8.12.          Counterparts.   This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one and the same instrument.

In Witness Whereof, the parties have executed this Agreement as of the date set forth above.

CareAdvantage, Inc.		Blue Cross and Blue Shield of Vermont

By:	/s/ Dennis J. Mouras	By:	/s/ Don C. George
Title: President & Chief Executive Officer		Title: President & Chief Executive Officer

ATTACHMENT 1.2
RPNAVIGATOR SERVICES

1.           CareAdvantage will maintain a telephone support desk for technical and clinical inquiries 8:30 am through 5:30 pm, Eastern Time, during each business day.

2.           On a bi-monthly basis, no later than February 15, April 15, June 15, August 15, and October 15 of each year, BCBSVT will provide CareAdvantage with paid claims data for all claims in the Covered Population. Within approximately four weeks of CareAdvantage’s receipt of this data, CareAdvantage will:

•	Load data into data processing environment
•	Conduct technical and initial clinical review of data (review for completeness)
•	Run data through conversion program
•	Validate data conversion
•	Prepare/run data files though CRG algorithms
•	Validate CRG assignments (validity check)
•	Conduct clinical analysis
•	Program reports to generate analyses with updated data elements
•	Review RPNavigator analyses results
•	Move into production environment
•	Deliver observations summary report with every other production release of RPNavigator (which includes changes from previous periods)

(The four-week schedule provided by Section 2 of this Attachment assumes that there has been no change in BCBSVT’s claims system(s) and business rules from the previous data run. In the event of any such changes, the four-week schedule is subject to adjustment, and upon mutual agreement of the parties, any additional services required by CareAdvantage on account of such changes will be billed in accordance with Attachment 4.5.) In the event of any such changes and the parties’ failure to agree on additional services thereby required, CareAdvantage may terminate this Agreement on fifteen (15) days’ prior written notice.

ATTACHMENT 3.1

CARE MANAGEMENT SUPPORT SERVICES

CareAdvantage, through its National Medical Director, *, M.D., or a substitute physician reasonably acceptable to BCBSVT, shall provide the following services:

1.             Internal First and Second Level Appeals. Participate via telephone as a panel member in BCBSVT’s internal first level appeals of adverse medical necessity determinations.

2.             Inter-Reviewer Reliability Audits. Annual audit of completed cases, assessing physician inter-reviewer reliability.

The foregoing services shall be provided in accordance with the applicable timeframes established under Vermont laws and regulations.

Portions of this page have been omitted pursuant to Confidential Treatment Request and filed separately with the Commission.

ATTACHMENT 4.5

FEES FOR ADDITIONAL SERVICES

Consulting Level	Hourly Rates		Daily Rates

Analyst	$	*	$	*
Consultant	$	*	$	*
Sr. Consultant	$	*	$	*
Manager	$	*	$	*
Sr. Manager	$	*	$	*
Director	$	*	$	*
Sr. Medical Director	$	*	$	*
Vice President	$	*	$	*
VP, National Medical Director	$	*	$	*

Portions of this page have been omitted pursuant to Confidential Treatment Request and filed separately with the Commission.